Exhibit 99.1

FOR IMMEDIATE RELEASE
October 2, 2015	Nasdaq Capital Markets - GTIM

GOOD TIMES REPORTS Q4 SAME STORE SALES +6.8%
Three Year Compound Increase of 40.2%
Bad Daddy’s Same Store Sales Rise 6.8%

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high quality, all natural products and of Bad Daddy’s Burger Bar, a full service, upscale concept, today announced that its Good Times’ same store sales increased 6.8% in its fourth fiscal quarter ended September 30, 2015 over the prior year’s increase of 11.9%, and that its three year compound increase in same store sales was 40.2%. The Company reported that its Bad Daddy’s same store sales also increased 6.8% during the quarter.

Boyd Hoback, President & CEO, said “We are very pleased to have met our goal of low to mid-single digit same store sales increases for the quarter especially as we lap the largest two-year comp sales stack we’ve had of over 30% at Good Times.   The synergy of our overall brand initiatives, product innovation, store remodeling and marketing platform performance around all of these elements continues to drive our impressive comp sales.  Our TV campaign during the quarter featuring our housemade pickles was a success, and we anticipate continued success in the next quarter as we feature our Jalapeno Cream Cheese burger made with Meyer Ranch All Natural Angus Beef.  The Bad Daddy’s same store sales comp group of stores is small so individual store performance impacts the overall trend significantly, and we expect low single digit growth in fiscal 2016 due to the high sales volumes already being generated.”

The Company also reiterated that it expects to open eight to ten Bad Daddy’s Burger Bar restaurants in 2016.  Three of those locations are currently under construction and leases have been signed on four additional locations with more in late stages of negotiation.  Hoback added, “We are very pleased with the robust real estate pipeline for fiscal 2016 and have already started working on sites for fiscal 2017.  Beginning in late October, we’ll start seeing one new Bad Daddy’s opening each month for the next several months.”

The Company said that it expects to provide further growth and revenue guidance for fiscal 2016 and further Bad Daddy’s same store sales information in its fiscal year end earnings call.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 38 restaurants.

GTIM owns, operates, franchises and licenses 13 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K/A for the fiscal year ended September 30, 2014 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Jim Zielke, CFO (303) 384-1432
Christi Pennington (303) 384-1440
Mike Porter:  Porter, LeVay & Rose (212) 564-4700